Exhibit 99.2

Pacaso Reports Strong Start to 2026 Driven by Margin Expansion, Improved Inventory Efficiency, and Continued Global Growth

Q1 reflects encouraging momentum with sales growth, margin expansion, and continued progress in European markets.

SAN FRANCISCO, April 30, 2026 — Pacaso, the leading technology-enabled marketplace for co-owned luxury vacation homes, today announced financial results for the first quarter ended March 31, 2026. Q1 results show rising gross profit and a foundation in place to scale a more efficient, globally diversified business.

Q1 2026 financial highlights:

●	Adjusted gross profit, excluding whole home sales[1], was $7.9M, up 25% year over year.
●	Adjusted gross profit margin, excluding whole home sales, was 18.5%, up from 14.9% in Q1 2025. This represents 360 basis points of expansion.
●	Adjusted EBITDA[2] loss improved by 17% year over year to $(3.4M).

“The past couple of years tested the broader real estate market, and we used that time to build a more disciplined and efficient operating model. Q1 reflects the early benefits of that work,” said Austin Allison, co-founder and CEO of Pacaso. “We’re seeing it in faster inventory turns, improved pricing, and meaningful gains in operating leverage. Q1 demand was strong across our markets, reinforcing our confidence in the long-term opportunity ahead.”

Q1 results reflect compounding improvements across the core drivers of Pacaso’s marketplace model, with faster inventory absorption, reduced holding periods, and lower carrying costs translating directly into margin expansion and continued narrowing of losses. Sales momentum reinforced the trend, with notable gains in per-rep productivity and plans to expand the team further by year-end.

Demand remained strong across domestic and international markets, with a healthy mix of new buyers, repeat purchasers, and referral-driven transactions. Pacaso expanded further into several high-demand destinations during the quarter and continued investing in the end-to-end ownership experience, including enhancements to the buyer journey, expanded financing solutions, and innovation in property management.

Europe continues to be one of the most dynamic chapters in Pacaso’s growth story, with an established presence in Paris and London now serving as the foundation for the company’s most ambitious European expansion to date in 2026.

About Pacaso

Pacaso is a technology-enabled real estate and hospitality platform that enables people to co-own professionally managed luxury vacation homes in desirable destinations across the United States and internationally. Founded in 2020, Pacaso offers a fully managed, professionally designed solution that makes owning a luxury vacation home more accessible, efficient, and enjoyable.

Forward-Looking Statements

This press release contains forward-looking statements, including statements regarding the company’s growth, profitability, market expansion, and future performance. These statements are subject to risks and uncertainties that could cause actual results to differ materially.

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(1) We calculate Adjusted Gross Profit as gross profit under GAAP adjusted for amortization of developed technology, inventory valuation adjustment in the current period, inventory valuation adjustment in prior periods, impairments and write-offs and share-based compensation. Inventory valuation adjustment in the current period is calculated by adding back the inventory valuation adjustments recorded during the period on homes that remain in inventory at period end. Inventory valuation adjustment in prior periods is calculated by subtracting the inventory valuation adjustments recorded in prior periods on homes sold in the current period. Additionally, we calculate Adjusted Gross Profit Excluding Impact of Whole Homes, which is an indication of the performance of our core business offering of selling and managing co-owned real estate and is a useful measure of the volume of transactions that flow through our platform in a given period. We view this metric as an important measure of business performance, as it captures gross profit performance related to units transacted in a given period and provides comparability across reporting periods. Adjusted gross profit margin, excluding whole home sales, is calculated by dividing adjusted gross profit excluding whole home sales by the sum of gross real estate transacted and real estate services revenue, less whole home sales.

(2) We define Adjusted EBITDA as net income or loss adjusted for interest expense, income tax expense, depreciation and amortization, share-based compensation expense, non-recurring expense, unrealized gain or loss on foreign currency, non-recurring impairment and write-offs and advertising expense directly related to our Regulation A offering. Adjusted EBITDA is also adjusted to align the timing of inventory valuation adjustments recorded under GAAP to the period in which the related revenue or net gain on real estate investment is recorded in order to improve the comparability of the measure to our non-GAAP financial measure of adjusted gross profit above. We believe Adjusted EBITDA provides useful information to investors and others in understanding and evaluating our results of operations, as well as providing a useful measure for period-to-period comparisons of our business performance adjusted for non-recurring or non-cash items. Moreover, we have included Adjusted EBITDA because it is a key measurement used by our management internally to make operating decisions, including those related to analyzing operating expenses, evaluating performance, and performing strategic planning and annual budgeting.

Media contact: press@pacaso.com